Exhibit 99.1

            Willis Signs Lease for New London Headquarters Building

     LONDON--(BUSINESS WIRE)--Nov. 23, 2004--Joe Plumeri, Chairman and CEO of Willis Group Holdings, the global insurance broker, today signed the Agreement for Lease on 51 Lime Street, its new UK headquarters, with long time client British Land plc.
     The high tech, state-of-the-art facility will be directly across from the Lloyd's Building in the heart of London's insurance district. Architects are Foster and Partners, designers of Willis' renowned glass-faced offices in Ipswich, the British Museum Rotunda and the Glyndebourne Opera House. Demolition of the site is well advanced, with construction scheduled to commence in early 2005. Willis occupancy is targeted for the second half of 2007.
     In a design that will be an architectural London landmark, Willis will occupy the 23 story tower, which has approximately 320,000 square feet of usable office space, and will initially sublet the 120,000 square feet in the low rise portion of the building. All Willis Associates based at Ten Trinity Square and 1 Camomile Street will move into the new headquarters, to be named the Willis Building.
     In addition to the latest technology, the building will include a staff restaurant with an outdoor terrace, an executive dining and board room with another outdoor terrace, an auditorium for large gatherings, a fitness center, a day care facility, a training center and retail shops on the ground level to provide staff amenities - all framed through a dramatic entrance with advanced security.
     "The Willis Building will be truly iconic, with a fantastic working environment and the latest technology", said Joe Plumeri. "It meets all our needs, for today and the future. By bringing all our London-based Associates together, we will be able to work more efficiently, communicate faster and reinforce our One Team approach. And, it puts us precisely where we belong - at the heart of the insurance capital of the world."
     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 13,000 associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com

     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry Calaiaro, 212-837-0880
              calaiaro_ke@willis.com
              or
              Media:
              Nick Jones, + 44 20 7488-8190
              jonesnr@willis.com
              or
              Dan Prince, 212-837-0806
              prince_da@willis.com